Exhibit 99.1

Boulder Brands, Inc. Announces New Chief Operating Officer

Boulder, CO (October 7, 2013) – Boulder Brands, Inc. (NasdaqGM: BDBD) announced today the appointment of its director, James B. Leighton, to Chief Operating Officer, effective October 7, 2013. Mr. Leighton will oversee operations, including internal and external manufacturing, research and development and food service across the Company and will continue to serve on Boulder Brands’ board of directors as an employee director.

“I am thrilled to welcome Jim Leighton as our new Chief Operating Officer and key member to our leadership team,” stated Steve Hughes, Chairman and Chief Executive of the Company. “Jim has been an important and valued member of our board, and has greatly assisted developing our company’s strategy and vision. He is also a terrific person who shares my passion that team and culture are the cornerstones of a best in class organization.”

“As Boulder Brands continues to grow and focus on innovation, I have recognized the need to increase our depth of expertise in operations, international and manufacturing resources. Jim’s wide-ranging background in management and financial P&L responsibilities, across a broad range of businesses, channels and geographies will ensure greater operational efficiencies across the organization. I will continue to focus on driving consumer and customer demand and Jim will focus on developing, building and optimizing our team, systems, processes, and partners to fulfill demand. I look forward to partnering with Jim as we work together to scale our gluten free business and add future growth platforms” continued Mr. Hughes.

James B. Leighton brings more than 35 years of operations, general management and manufacturing experience within foodservice, retail and international channels and has been a key contributor to Boulder Brands’ board of directors since August 2007. Mr. Leighton comes from Perdue Foods, a large privately-held food and protein company, where he was President since 2009; and was the Senior Vice President of operations and supply chain from 2006 to 2009. From 2002 to 2006, Mr. Leighton served as the Senior Vice President of Operations of ConAgra Foods, Inc., one of the largest food companies in the United States. He has also held senior level management, operations and executive positions with Celestial Seasonings, The Hain-Celestial Group, and Nabisco.

Mr. Leighton holds a BA in business administration and industrial relations from the University of Iowa and an MBA from Keller Graduate School of Management, where he also taught graduate students Leadership and Organizational Behavior. Mr. Leighton serves on the non-profit Foundation and Corporation Boards for Atlantic General Hospital and is the creator and author of Getting FIT - Unleashing the Power of Fully Integrated Teams.

“I am thrilled to step in to this new role at Boulder Brands. As a member of the Board of Directors, I have worked closely with the management team for many years and am excited to partner with Steve on a platform with the scale and momentum of Boulder Brands ,” said Jim Leighton, the new Chief Operating Officer of Boulder Brands. “As a leader in the natural foods industry, the company has significant potential for growth, and I look forward to leveraging my 35 plus years experience as an entrepreneur, and in general management, manufacturing and supply chain management, to help lead the Boulder Brands team and help it achieve its mission of becoming the leading health and wellness company.”

“Having worked with Steve over the years, I fully appreciate his track record of being one of the first to identify and act on emerging trends and creating sustainable consumer demand.  I am looking forward to working closely with Steve and the tremendous team he has put in place; ultimately helping Boulder Brands become best-in-class in fulfilling demand and focusing on areas of strategic planning and execution,” concluded Mr. Leighton.

About Boulder Brands, Inc.
Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to providing superior tasting, solution-driven products. The company’s health and wellness platform consists of brands that target specific consumer needs: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetic diets and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:	Corporate Contact:
Carole Buyers, CFA	Caroline Hughes
Senior Vice President,	Director,
Investor Relations & Business Development	Corporate Communications
Boulder Brands, Inc.	Boulder Brands, Inc.
cbuyers@boulderbrands.com	chughes@boulderbrands.com
303-652-0521 x152	303-652-0521 x312